                      SECURITIES AND EXCHANGE COMMISSION


                            Washington, D.C. 20549


                                   FORM 8-K
                                CURRENT REPORT

                       Pursuant to Section 13 or 15(d)
                    of the Securities Exchange Act of 1934


               Date of report (date of earliest event reported):


                               February 6, 1998
                               ----------------


                                  NEXMED, INC.
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            (Exact name of Registrant as specified in its charter)



                                    Nevada
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                (State or other jurisdiction of incorporation)


                0-22245                                    87-0449967
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        (Commission File No.)                      (I.R.S. Employer
                                                   Identification No.)



            350 Corporate Boulevard, Robbinsville, New Jersey 08691
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              (Address of Principal Executive Offices) (Zip Code)


                                 (609) 208-9688
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             (Registrant's telephone number, including area code)


               6087 Triangle Drive, Commerce, California  90040
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         (Former Name or Former Address, if Changed Since Last Report)

Item 2. Acquisition or Disposition of Assets.
        ------------------------------------

        As of February 6, 1998, upon the release of funds held in escrow, NexMed, Inc. ("NexMed" or the "Company"), through its wholly-owned subsidiary, NexMed (Asia) Limited ("NexMed Asia"), completed the payment of $1.87 million of the $2.17 million initial paid-in capital necessary to acquire a 70% controlling interest in NexMed Pharmaceuticals (Zhongshan) Ltd., a recently-established joint-venture company in China (the "JV"). The JV was formed pursuant to an agreement between NexMed Asia and Zhongshan City Xiaolan Pharmaceuticals Factory (the "Factory"), located in Zhongshan City, China, and is licensed to manufacture, market and distribute pharmaceutical products both in China and internationally.

        Pursuant to the joint-venture agreement, and as set forth in the schedule below, NexMed Asia is committed to invest $3.5 million over three years for a 70% controlling interest in the JV, while the Factory has initially contributed certain equipment and other tangible and intangible assets, which will be followed by cash payments over the same period, for a 30% interest. In addition to the assets contributed by the Factory to establish its 30% interest in the JV, the JV has purchased other tangible and intangible assets from the Factory for approximately $709,000, paid with a portion of the $1.87 million invested to date of NexMed Asia's first-year commitment to the JV of $2,170,000. As a result of the assets contributed by and purchased from the Factory, the JV's assets include the Factory's sales and customer base, distribution network, 156 drug product licenses, 17 registered trademarks, and a manufacturing facility for producing various pharmaceutical dosage forms, including tablets, capsules, oral solutions and injections. The Factory is also obligated to provide the JV with a $1,566,265 line of credit for working capital. As of September 26, 1997, the JV received all necessary Chinese governmental approvals.

        As set forth in the joint-venture agreement, the schedule of the capital contribution, assuming a conversion rate of $1U.S. = 8.3 RMB, is as follows:

                                The Factory             NexMed Asia
                                -----------             -----------
Initial Contribution:           $930,000 in assets      $2,170,000 in cash

During Year 2:                  $300,000 in cash        $  700,000 in cash
(9/26/98 - 9/25/99)

During Year 3:                  $270,000 in cash        $  630,000 in cash
(9/26/99 - 9/25/2000)

        Pursuant to Chinese law relating to sino-foreign joint ventures, and in accordance with the understanding between and intention of NexMed Asia and the Factory, NexMed Asia must invest the outstanding $300,000 balance of its initial commitment within the first year following the JV's receipt of a business license, which was obtained by the JV on September 26, 1997. Otherwise, at the end of such period, NexMed Asia and the Factory shall redivide the percentage ownership of the JV according to the ratio of actual investments, which would result in NexMed Asia's ownership of approximately 66.8% of the JV until subsequent contributions are made.

        Towards meeting NexMed Asia's initial investment commitment, in November 1997, the Company completed a private placement of $1.82 million of unsecured subordinated debt, maturing on November 15, 1998 with interest at six percent, and 455,000 warrants to purchase shares of the Company's common stock, exercisable for 12 months at $4 per share. In addition, the Company raised $660,000 through the issuance of short-term promissory notes, which the Company expects to repay in the next few months as part of its intention to raise additional equity capital. The Company intends to finance NexMed Asia's further capital contributions either from operating income or through placements of debt and/or equity. The parties agreed on February 6, 1998 that the effective date of the completion of the $1.87 million payment would be January 1, 1998.

Item 7.     Financial Statements, Pro Forma Financial Information and Exhibits.
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(a)   Financial Statements of Business Acquired.
      -----------------------------------------

      It is impracticable to provide the financial information required under
Item 7(a) as of the required filing date of this Form 8-K. Such required financial information will be filed under cover of Form 8-K/A as soon as available and in no event later than the date permitted pursuant to Item 7 of Form 8-K.

(b)   Pro Forma Financial Information.
      -------------------------------

      It is impracticable to provide the pro forma financial information required under Item 7(b) as of the required filing date of this Form 8-K. Such required pro forma financial information will be filed under cover of Form 8-K/A as soon as available and in no event later than the date permitted pursuant to
Item 7 of Form 8-K.

(c)   Exhibits.
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      10.10  English Translation of Joint-Venture Agreement Between NexMed
             (Asia) Limited and Zhongshan City Xiaolan Pharmaceuticals Factory

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, NexMed, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: February 23, 1998


                              NEXMED, INC.


                              By: /s/  Vivian H. Liu
                                  --------------------
                                  Vivian H. Liu
                                  Vice President and Secretary

                                 Exhibit Index
                                 -------------

10.10 English Translation of Joint-Venture Agreement Between NexMed (Asia) Limited and Zhongshan City Xiaolan Pharmaceuticals Factory.